                                                                    Exhibit 23.1



                              CONSENT OF KPMG LLP


To the Board of Directors
Versant Corporation:

We consent to the use herein of our report dated November 26, 2002, with respect to the consolidated balance sheet of Versant Corporation and subsidiaries as of October 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended and the related financial statement schedule.

We also consent to the reference to our firm under the heading "Experts" and "Change in Registrant's Certifying Accountant" in this joint proxy statement/prospectus.


/s/KPMG LLP
Mountain View, California
January 29, 2004